Exhibit 99.1

Swift Energy Company
Amendment to Principles for Corporate Governance
to Add:

Majority Voting Policy for Directors in Uncontested Elections

The Board shall nominate for re-election as directors only candidates who tender an irrevocable resignation that will be effective only upon (a) the failure to receive “the majority of the votes cast” in an “uncontested election of directors” (both as defined below) at the next meeting of shareholders at which they face re-election and (b) Board acceptance of such resignation.  In addition, the Board shall (i) nominate for initial election as directors only candidates who agree to tender, promptly following the meeting of shareholders at which they are first elected as a director, the same form of irrevocable resignation referred to above as tendered by other directors in accordance with this Policy, and (ii) fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of irrevocable resignation referred to above as tendered by other directors in accordance with this Policy.

For purposes of this Policy, (a) “the majority of votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election, which votes cast shall include votes to withhold authority, but shall exclude abstentions and failures to vote with respect to that director’s election, and (b) an “uncontested election of directors” means an election other than one in which (i) the number of director nominees exceeds the number of directorships subject to election or (ii) proxies are being solicited by a person other than the Company.

If a nominee for director in an uncontested election of directors does not receive the vote of at least “the majority of the votes cast” at any meeting for the election of directors at which a quorum is present and no successor has been elected at such meeting, the Corporate Governance Committee will promptly consider, and make a recommendation to the Board regarding, whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board must act on the tendered resignation, and publicly disclose its decision and the rationale behind it, within 90 days from the date of the certification of the election results.

The Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  The Board may either accept or reject a director’s resignation, unless the Board determines to take additional actions such as:

•	Allowing the director to remain on the Board but not be renominated at the end of the current term;

•	Deferring acceptance of the resignation until a replacement director can be identified and elected to the Board; or

•	Deferring acceptance of the director’s resignation if and until the director or the Company can cure the cause of the “withhold” votes.

The director whose tendered resignation is being so considered, will not participate in the recommendation of the Corporate Governance Committee or the proceedings or decision of the Board with respect to his or her resignation.

If a majority of the Corporate Governance Committee also fail to receive the vote of at least “the majority of the votes cast” at the subject shareholders’ meeting to elect directors, then the remaining independent directors of the Board shall consider and make a decision in regard to the tendered resignation.

This Policy will be summarized or included in each proxy statement relating to an election of directors of the Company.

Adopted effective December 2, 2011